Kohl's Corporation Reports Second Quarter Financial Results

MENOMONEE FALLS, Wis., August 10, 2017-- Kohl’s Corporation (NYSE:KSS) today reported results for the three and six month periods ended July 29, 2017.

	Three Months Ended			Six Months Ended
($ in millions)	2017	2016	Change	2017	2016	Change
Total sales	$4,144	$4,182	(0.9)%	$7,987	$8,154	(2.0)%
Comparable store sales	(0.4)%	(1.8)%	—	(1.5)%	(2.8)%	—
Gross margin	39.4%	39.5%	(6) bp	38.0%	37.6%	39 bp
Selling, general, and administrative expenses	$983	$986	(0.3)%	$1,958	$1,994	(2)%
Reported
Net income	$208	$140	49%	$274	$157	75%
Diluted earnings per share	$1.24	$0.77	61%	$1.62	$0.86	88%
Excluding non-recurring items*
Net income	$208	$221	(6)%	$274	$279	(2)%
Diluted earnings per share	$1.24	$1.22	2%	$1.62	$1.53	6%
*Excludes Impairments, store closing and other costs in 2016.

Kevin Mansell, Kohl's chairman, chief executive officer and president, said, "The traffic momentum that we saw in the combined March/April period accelerated in the second quarter.  Though transactions for the quarter were lower than last year, July transactions increased. We are also excited by the sequential sales trend improvement in all our lines of business, all geographic regions, and in both our proprietary and national brand portfolios. Gross margin and SG&A expenses were consistent with our expectations and we are seeing benefits from our ongoing inventory initiatives and the early stages of our cost-saving initiative."

Dividend
On August 8, 2017, the Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.55 per share. The dividend is payable September 20, 2017 to shareholders of record at the close of business on September 6, 2017.

Store Update
Kohl’s ended the quarter with 1,154 Kohl's stores in 49 states compared with 1,150 Kohl's stores at the same time last year. Kohl's also operates 12 FILA Outlets and four Off/Aisle clearance centers.

Second Quarter 2017 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on August 10, 2017. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701. The conference ID for both the live call and the replay is 413290. The conference call and replays are also accessible via the Company's web site at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

Contacts
Investor Relations:
Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:
Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

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KOHL’S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in Millions, Except per Share Data)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$4,144	$4,182	$7,987	$8,154
Cost of merchandise sold	2,511	2,532	4,956	5,092
Gross margin	1,633	1,650	3,031	3,062
As a percent of net sales	39.4%	39.5%	38.0%	37.6%
Operating expenses:
Selling, general, and administrative	983	986	1,958	1,994
As a percent of net sales	23.7%	23.6%	24.5%	24.5%
Depreciation and amortization	243	234	482	468
Impairments, store closing and other costs	—	128	—	192
Operating income	407	302	591	408
Interest expense, net	75	78	150	157
Income before income taxes	332	224	441	251
Provision for income taxes	124	84	167	94
Net income	$208	$140	$274	$157

Average number of shares:
Basic	168	180	169	182
Diluted	168	181	169	182

Net income per share:
Basic	$1.24	$0.77	$1.62	$0.86
Diluted	$1.24	$0.77	$1.62	$0.86

Excluding non-recurring items*
Net income	$208	$221	$274	$279
Diluted net income per share	$1.24	$1.22	$1.62	$1.53
*Excludes Impairments, store closing and other costs in 2016.

KOHL’S CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in Millions)	July 29, 2017	July 30, 2016
Assets
Current assets:
Cash and cash equivalents	$552	$700
Merchandise inventories	3,853	3,928
Other	335	327
Total current assets	4,740	4,955
Property and equipment, net	8,068	8,192
Other assets	230	213
Total assets	$13,038	$13,360

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,370	$1,375
Accrued liabilities	1,069	1,146
Income taxes payable	43	155
Current portion of capital lease and financing obligations	133	127
Total current liabilities	2,615	2,803
Long-term debt	2,796	2,793
Capital lease and financing obligations	1,637	1,709
Deferred income taxes	271	184
Other long-term liabilities	691	656
Shareholders' equity	5,028	5,215
Total liabilities and shareholders' equity	$13,038	$13,360

KOHL’S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
(Dollars in Millions)	July 29, 2017	July 30, 2016
Operating activities
Net income	$274	$157
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	482	468
Share-based compensation	21	22
Deferred income taxes	(2)	(74)
Impairments, store closing and other costs	—	57
Other non-cash revenues and expenses	(5)	14
Changes in operating assets and liabilities:
Merchandise inventories	(53)	114
Other current and long-term assets	32	8
Accounts payable	(137)	124
Accrued and other long-term liabilities	(172)	(69)
Income taxes	(64)	25
Net cash provided by operating activities	376	846
Investing activities
Acquisition of property and equipment	(399)	(340)
Proceeds from sale of property and equipment	16	3
Net cash used in investing activities	(383)	(337)
Financing activities
Treasury stock purchases	(250)	(267)
Shares withheld for taxes on vested restricted shares	(12)	(14)
Dividends paid	(186)	(182)
Capital lease and financing obligation payments	(67)	(63)
Proceeds from stock option exercises	—	6
Proceeds from financing obligations	—	4
Net cash used in financing activities	(515)	(516)
Net decrease in cash and cash equivalents	(522)	(7)
Cash and cash equivalents at beginning of period	1,074	707
Cash and cash equivalents at end of period	$552	$700